Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
CLEAR CHANNEL ANNOUNCES TENDER OFFER AND
CONSENT SOLICITATION FOR SENIOR NOTES
San Antonio, TX, August 7, 2008. Clear Channel Communications, Inc. (“Clear Channel”) announced today that it is commencing a cash tender offer and consent solicitation (the “Tender Offer”) for its outstanding $750,000,000 principal amount of 7.65% Senior Notes due 2010 (CUSIP No. 184502AK8) (the “Notes”) on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated August 7, 2008 (the “Offer to Purchase”). The total consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase by Clear Channel pursuant to the Offer to Purchase will be $960.00. The total consideration includes a consent payment of $30.00 per $1,000 principal amount of Notes tendered which will be payable only in respect of Notes purchased that are tendered on or prior to the consent payment deadline. Holders who tender their Notes after the consent payment deadline will not be eligible to receive the consent payment and will receive the total consideration less the consent payment. The consent payment deadline for the Notes is 5:00 p.m., New York City time, on August 21, 2008, unless earlier terminated or extended. The Tender Offer will expire at 8:00 a.m., New York City time, on September 5, 2008, unless earlier terminated or extended. In conjunction with the Tender Offer, Clear Channel is also soliciting consents from the holders of Notes to effect amendments that would eliminate substantially all of the restrictive covenants and the covenants regarding mergers and consolidations, eliminate certain events of default, and modify or eliminate certain other provisions, including certain provisions relating to defeasance. If adopted, the proposed amendments in connection with the Tender Offer will not amend any of the terms of any of Clear Channel’s securities other than the Notes. A holder cannot tender Notes without delivering a corresponding consent or vice versa. The proposed amendments to the Notes and provisions of the indenture applicable to the Notes are subject to consents from holders of a majority of the outstanding principal amount of the Notes. Tendered Notes, including the related consents, may be withdrawn at any time prior to 5:00 p.m., New York City time, on August 21, 2008 but not thereafter.
The tender offer and consent solicitation relating to the Notes is made upon the terms and conditions set forth in the Offer to Purchase and the related Consent and Letter of Transmittal. The completion of the Tender Offer is not conditioned upon the receipt of the requisite consents or the adoption of the proposed amendments. If any of the conditions are not satisfied or waived, Clear Channel is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes, or may terminate the Tender Offer. Further details about the terms and conditions of the tender offers and the consent solicitations are set forth in the Offer to Purchase and the related Consent and Letter of Transmittal.
Clear Channel has retained Citi to act as the lead dealer manager for the tender offers and lead solicitation agent for the consent solicitations and Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated to act as co-dealer managers for the tender offers and co-solicitation agents for the consent solicitations. Global Bondholder Services Corporation is the Information Agent for the tender offers and the consent solicitations. Questions regarding the transaction should be directed to Citi at (800) 558-3745 (toll-free) or (212) 723-6106 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at (212)430-3774 (for banks and brokers only) or (866) 924-2200 (for all others toll-free).

This announcement is for informational purposes only. This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any Notes. The tender offer and consent solicitation is being made solely pursuant to the Offer to Purchase and related documents. The tender offer and consent solicitation is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the tender offer and consent solicitation to be made by a licensed broker or dealer, the tender offer and consent solicitation will be deemed to be made on behalf of Clear Channel by one or more of the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
Clear Channel Communications, Inc., headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising industry with radio stations and outdoor displays in various countries around the world.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on current Clear Channel management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel’s ability to control or predict. Clear Channel undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Contact
Clear Channel Communications, Inc.
Investor Relations Department, 210-822-2828